Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The shareholders and board of directors of Aflac Incorporated:
We consent to the use of our reports dated February 19, 2009, with respect to the consolidated balance sheets of Aflac Incorporated and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, shareholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus. Our reports with respect to the consolidated financial statements and all related financial statement schedules refer to the adoption of the provisions of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), in 2006.
/s/ KPMG LLP
Atlanta, Georgia
May 11, 2009